Exhibit 99.1

EDITED TRANSCRIPT

FCN.N – Q3 2022 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: OCTOBER 27, 2022 / 1:00PM GMT

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc. - CFO & Treasurer

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Good morning, everyone, and welcome to the FTI Consulting Third Quarter 2022 Earnings Conference Call. (Operator Instructions) Please also note, this event is being recorded.

At this time, I would like to turn the floor over to Mollie Hawkes, Vice President of Investor Relations. Ma’am, please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s third quarter 2022 earnings results as reported this morning. Management will begin with formal remarks. After which, they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends, ESG-related matters and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our quarterly report on Form 10-Q for the quarter ended September 30, 2022, our annual report on Form 10-K for the year ended December 31, 2021, and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel in PDF of our historical financial and operating data, which have been updated to include our third quarter 2022 results.

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically and, as I have said, are available on the Investor Relations section of our website.

With these formalities out of the way, I am joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to President and Chief Executive Officer, Steven Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Welcome, everyone, and thank you all for joining us this morning. As always, Ajay will go through the numbers in some detail. But first, with your permission, I’d like to share a few perspectives that hit me — some thoughts that hit me as I review those numbers.

The first reaction I had, which may be similar to the reaction that some of you had when you first saw these numbers this morning, was, wow. The numbers this quarter are amazing. This is another extraordinary quarter, another in a long line of extraordinary quarters. So a very bullish reaction that I’d like to share.

The second reaction I had as I looked at the numbers a little more fully was less bullish, and I want to also share that. As I examined the numbers a little closer, the numbers in some real sense overstated the underlying strength of the business this quarter. So there are parts of the business that did extraordinarily well, in fact, parts that did exceed Ajay’s and my expectations. In fact, more parts of the business underperformed Ajay’s and my expectations than overperformed.

We had in the words I’ve used before a few more zags than zigs this quarter. What I found as I look more closely, in fact, that a big driver of the extraordinary level of results this quarter was not the underlying business performance, which are major onetime factors that happened to cut in our favor this quarter. So that’s a less bullish point that I’d also like to share.

And the third point is the one that I think I need quarters to think about is when I think about all the time and that we’ve talked about many times, which is a broader perspective point, which is that there are always quarterly zigs and zags. To me, they aren’t in any long-term view particularly significant. What is far more important is to check in and say, where are we as a whole, the company, in terms of the medium-term trajectory, not the bullish point that I’d like to close with because I’d like to close with sharing my view that right now in every segment and every geography around the globe, we are continuing to build teams and the capabilities we need to win for our clients and our firm.

We’re attracting and developing people who can help our clients on the most sophisticated issues. And my experience is that when we do that, those short-term factors can either bully a quarter as it did this quarter or hit a quarter as it has in some times in the past. Over any extended period of time when one does that, the core underlying business will continue to soar. So those are the 3 points I’d like to cover.

And with your permission, I’d like to dive a little bit more into each of them.

With respect to the first point, as I said upfront, I’m guessing a few of you may have had the same initial reaction that I had, which — to the numbers, which was, wow, these are amazing. If you haven’t had a chance to look at them, once again, we reported record revenues and record EPS. In fact, on the revenues, we delivered double-digit organic revenue growth in the face of FX headwinds. If you exclude the FX headwinds, it was 15% top line growth year-over-year. And perhaps even more powerful and maybe most surprising, that translated to $2.15 in earnings per share.

When I saw that number, I took out a calculator and just compared it to where the earnings of this company were my first full year I was here because I thought this is about 50% higher than where we were. And it turns out, that’s about right. The quarterly earnings this quarter were 50% higher than the entire year’s earnings, the first year I was here. So when I see that calculation, I was impressed by the number.

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

I became less bullish, however, when I began to isolate the underlying business from what were more onetime factors. And we’ve talked about this before. You always have to do that isolation because even though over any longer period of time, onetime factors tend to even out. In any given quarter, onetime factors, like remeasurement gains, FX remeasurement gains or losses or tax rates or success fees, can seriously affect quarterly results. If they happen to cut all negatively in the quarter, the numbers, in my opinion, end up understating the strength of the underlying business. But conversely, if they all cut positively, the reverse is true.

And in this quarter, there were some major onetime factors that happen to cut in our favor.

One of those we talked about last quarter, which was the major revenue deferrals in e-com, deferrals that we expected to recoup this order, and we did. Those deferrals, of course, mean that last quarter’s revenues and profits in some real sense understate the underlying performance of the business that quarter. And this quarter’s revenues and profits in some sense overstate — in the same sense overstate the underlying performance this quarter. That, of course, we knew about, and we talked about.

Perhaps more significant were 2 additional benefits for this quarter. We had substantial FX remeasurement gains this quarter. Those come and go. They’re very hard to predict. But this quarter, they happened to cut very positively, as Ajay will talk about in some detail. And for a variety of reasons, we ended up this quarter with a very low tax rate.

If you strip out the effects of all those onetime benefits, it was not a bad quarter, but neither was at the extraordinary one that $2.15 in EPS would suggest. That being said, if you dive down a level, some parts of our business did terrifically well and/or better than our expectations. But at the same time, other parts did not perform as well as we expected or hoped. And there are lots — as always, lots of examples and — but let me give you just a flavor of some of the tos and fros.

Within Corp Fin, our U.S. business continued to outperform, but some overseas markets, particularly Europe, were weak. And FLC Health Solutions and Cyber continued to soar, while some other businesses lagged our expectations. In Tech, we had record revenues, but the investment we have made in headcount and associated compensation, together with price pressure, and that EBITDA growth did not fully follow suit.

Let me spend a minute on EMEA. As we’ve talked about EMEA, I am and I think the entire leadership team and the entire company is extraordinarily proud of the multiyear trajectory our teams in Europe have been able to build there. And we are very bullish on the investments we are making for the next generation of growth.

However, some of the extraordinary stresses going on in Europe have meant that in this quarter, like, in fact, every quarter this year, that business has continued to fall short of our expectations. Ajay will give you more details on some of the various tos and fros. But my takeaway was overall that when you normalize for the onetime factors, this feels more like a solid quarter, a solid quarter rather than an extraordinary one, with some parts of the business is doing great and other parts dealing with market realities and with work to do.

So more typical than extraordinary. All of which leads me back to the third point, the one I automatically keep in mind and tend to be focused on not just on quarterly times, but always, which is orders are nice, but you have to look past the quarter. You have to look — to past the quarter to say where are we with respect to the multiyear trajectory that we aspire to for this company.

The goal of always being an ever stronger company, an ever more powerful company, more capable company, one that’s focused on the right parts of the market, being able to deliver for our clients, to attract great talent, to develop talent, and therefore, build a company that performs for our clients, that attracts and performs for our people and performs for you, our shareholders.

I think everyone on this call knows that over the last several years, the success we’ve had has not been because every business in every part of the world went up in a straight line every quarter. The world, the competitive landscape, the markets, the disruptions of the market always creates zigzags, zigzags that sometimes just require courage to stay the course, to persevere through short-term dislocations when you have the right focus and the right teams and other points zigzags that require work to do to adjust to new market realities.

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

My experience is when we have teams that are actively making those determinations and actively making those adjustments, when we have teams focused that way, we make — we don’t make the zigzags go away, but we make the zigzag line over any extended period of time in every one of our businesses, zigzag around upward sloping lines.

So when I take that step and look past the specifics of the quarter, that more, in my view, fundamental set of reflections. When I talk with our teams around the world, engage in strategy conversations with around the world, talk with the leaders of segments and Ajay and with our clients, that leaves me in the most fundamentally bullish place.

It doesn’t deny the realities of the world. Yes, when I talk to the restructuring markets — about the restructuring markets with our teams and places around the world, some places are still near all-time lows. So unless you leave restructurings have gone away, the tremendous progress that our company has made, that our teams have made and are making around the world and attracting and developing talent to build more leading positions in more places, I have to believe that ultimately, that will create enormous value for our clients who will have big needs and, therefore, enormous value for our people and our shareholders.

Yes, in Europe, both — if you look at Europe today, both our teams and our clients are facing unbelievable disruptions. We all know them. There’s a war. There’s an energy crisis. There’s political tumults in many markets. There’s inflation. There’s supply stage disruptions. They’re myriad government actions trying to cope with all those issues. All of that arguably makes an incredibly challenging time for us to embark on the next tripling of Europe.

But it’s also true today that if you had the experience that I have going around those countries, talking with our people, you, I believe, would come to the same conclusion I have, which is, by far, we have today the most capable set of teams we have ever had in Europe, not just in the U.K. where we now have a strong team across almost all segments and have for a while, but also today in Germany, in France, in Brussels, in Spain, the Netherlands, Italy, the Middle East.

We have teams in those markets that are out in the market focused on building businesses, listening to clients so they can adjust to the current needs, to react to the current circumstances, adjust their offerings to ensure we’re anticipating in the needs of today.

In my experience, if you have terrific market-focused teams, we can still have short-term disruptions like we’ve seen this year. My experience is also in the medium term, if you have those teams, they create value. They create value that’s relevant for our clients, relevant to the tastes, realities in those markets. And the market ultimately recognizes that value.

So I see a fundamentally bullish story in the medium term for Corp Fin and for Europe as a whole as well as some of the other places we’ve had some shortfalls this year, whether it’s parts of Asia or parts of FLC.

So let me come back to the 3 points. The $2.15 on its space looks terrific, but I’m actually not that excited by it. I actually think it overstates the underlying strength of the quarter.

But what I am excited about is the strategies, the conversations and the ambitions of our people around this firm to come away from those conversations for the view that this company has never been in its long history in as good a shape as we are today, has never had teams that are stronger or more client-focused or more focused on building and supporting the people who can build businesses, who can make a difference, who can drive major client results and attract and develop great people.

To me, far more important than that $2.15 in EPS is that reality. And it reinforces your view that we are closer to the beginning of this company’s bright journey than we are to an end and that we can be and are continuing to be on a powerful multiyear trajectory to drive growth going forward.

With that, Ajay, let me turn it over to you.

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year.

Beginning with our third quarter results. We reported both record revenues and EPS this morning. Year-over-year, revenue growth, a lower tax rate and an increase in FX remeasurement gains more than offset the impact of higher compensation, SG&A expenses and weighted average shares outstanding or WASO. And billable headcount grew 414 professionals or 7.4% sequentially.

Though these headlines are impressive, as Steve said, they were, in part, boosted by onetime items. In particular, there are 3 key onetime items this quarter that should not be extrapolated. First, when we announced Q2 results, we mentioned that in our Economic Consulting segment, we were unable to recognize significant revenues in the first half of the year, more than the typical level of such revenue deferrals and that we fully expected to be able to recognize such revenue in the second half of the year. This quarter, conditions for revenue recognition were met, and such revenue was fully recognized and amounted to $21.4 million.

Second, we were able to utilize our foreign tax credits against the licensing of our intellectual property, our brand, to additional foreign subsidiaries. This resulted in a reduction of $8.3 million in book taxes that contributed to a tax rate of 17% this quarter.

Third, we had FX remeasurement gains from the rise in the U.S. dollar that boosted pretax income by $7.1 million. The outcome of FX remeasurement is inherently volatile.

Our updated guidance for the year, with only 1 quarter remaining, is both narrower than the original range because of the passage of time and now has earnings per share in the bottom half of our original range. It is, in part, shaped by our expectation that these onetime items will not recur.

Now turning to our third quarter results in more detail. Revenues of $775.9 million increased $73.6 million or 10.5% compared to revenues of $702.2 million in the prior year quarter. Excluding FX, revenues grew $103.7 million or 14.8%.

The increase in revenues was due to higher realization, which includes the recognition of revenue previously deferred and higher demand across all business segments. GAAP EPS of $2.15 in 3Q ‘22 compared to $1.96 in 3Q ‘21. Adjusted EPS for the quarter were $2.15, which compared to $2.02 in the prior year quarter. Net income of $77.3 million compared to $69.5 million in the prior year quarter.

The increase in net income was primarily due to higher revenues, a lower effective tax rate and increase in FX remeasurement gains and lower interest expense, which was partially offset by an increase in compensation, which included the impact of a 12.4% increase in total headcount as well as higher SG&A expenses.

SG&A of $159.2 million were 20.5% of revenues. This compares to SG&A of $138.6 million or 19.7% of revenues in the third quarter of 2021. The year-over-year increase in SG&A was primarily due to higher compensation as we continue to invest to support a larger and more global business and an increase in travel and entertainment expenses. Sequentially, SG&A decreased $8.8 million as we saw a step down in travel and entertainment expenses compared to the second quarter, though we continue to host many in-person events for talent development, team building and marketing and business development. Third quarter 2022 adjusted EBITDA of $99 million or 12.8% of revenues compared to $100.3 million or 14.3% of revenues in the prior year quarter. Noteworthy, the year-over-year increase in SG&A more than offset the increase in gross profit.

Our third quarter effective tax rate of 17% compared to 21.6% in the prior year quarter. Our tax rate for 3Q was lower due to the previously mentioned $8.3 million tax benefit. For the fourth quarter, we expect our effective tax rate to be between 20% and 23%. Fully diluted WASO of 35.9 million shares in 3Q ‘22 increased by 556,000 shares compared to 35.4 million shares in 3Q ‘21, primarily because of the dilutive impact of our convertible notes. Our convertible notes had a dilutive impact on EPS of approximately 1.2 million shares included in WASO as our average share price of $168.19 this past quarter was above the $101.38 conversion threshold price.

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Billable headcount increased by 646 professionals or 12%, and non-billable headcount increased by 182 professionals or 13.7% compared to the prior year quarter. Sequentially, billable headcount increased by 414 professionals or 7.4%. In the third quarter, we welcomed approximately 300 graduates from university campuses, our largest class ever.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues of $265.4 million increased 6% compared to the prior year quarter. Excluding FX, revenues increased 9.6%. The increase in revenues was primarily due to higher demand for restructuring and business transformation services, which was partially offset by lower demand for transaction services and a decline in success fees.

Adjusted segment EBITDA of $51.5 million or 19.4% of segment revenues compared to $55.6 million or 22.2% of segment revenues in the prior year quarter. The year-over-year decrease was primarily due to higher compensation, including the impact of an 11.5% increase in billable headcount and higher SG&A expenses.

Business transformation and transactions represented 57% of segment revenues, while restructuring represented 43% of segment revenues this quarter. This compares to 59% for business transformation and transactions and 41% for restructuring in 3Q of 2021. Year-over-year, restructuring revenues grew 10.8%, and business transformation transactions grew 2.7%.

On a sequential basis, revenues decreased 4.2%, primarily due to an 8.3% decline in business transformation and transaction revenues driven primarily by lower success fees in transaction services that more than offset growth in our business transformation services. Restructuring revenues increased only 1.9% sequentially. Adjusted segment EBITDA decreased $3.4 million compared to 2Q of 2022.

Among areas where we have been helping our clients with restructuring matters include airlines, oil and gas storage transportation, production and exploration, specialized and consumer finance and independent power producers.

Turning to FLC. Revenues of $159.9 million increased 10.1% compared to the prior year quarter. Excluding FX, revenues increased 12.7%. The increase in revenues was primarily due to higher demand for our Health Solutions and investigation services and higher realization, which was partially offset by lower demand for dispute services.

Adjusted segment EBITDA of $18.2 million or 11.4% of segment revenues compared to $16.6 million or 11.4% of segment revenues in the prior year quarter. The increase was due to higher revenues, which was partially offset by an increase in compensation, which includes 9.3% growth in billable headcount as well as higher SG&A expenses compared to the prior year quarter. Sequentially, revenues decreased $4.3 million primarily due to lower demand for Health Solutions and dispute services. Adjusted segment EBITDA increased $1.5 million compared to 2Q 2022, primarily due to a decline in compensation and outside consultants.

Our Economic Consulting segment’s revenues of $193.2 million increased 12% compared to the prior year quarter. Excluding FX, revenues increased 17.4%. The increase in revenues was due to higher realization primarily from the recognition of revenue previously deferred and higher demand for non-M&A-related antitrust services, particularly in North America, which was partially offset by lower demand for M&A-related antitrust services compared to the prior year quarter.

Adjusted segment EBITDA of $32.9 million or 17% of segment revenues compared to $29.9 million or 17.3% of segment revenues in the prior year quarter. The increase was due to higher revenues, which was partially offset by higher compensation primarily related to an increase in variable compensation and a 7.9% increase in billable headcount. Sequentially, revenues increased $29.1 million or 17.8%, which was primarily driven by the recognition of $21.4 million of deferred revenues. Adjusted segment EBITDA increased $11.3 million.

In Technology, record revenues of $84.9 million increased 31.3% compared to the prior year quarter. Excluding FX, revenues increased 34.9%. The increase in revenues was primarily due to higher demand for M&A-related second request and investigation services compared to the prior year quarter. Adjusted segment EBITDA of $13.2 million or 15.6% of segment revenues compared to $7.8 million or 12.1% of segment revenues in the prior year quarter.

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

The increase was due to higher revenues, which was partially offset by an increase in compensation, including the impact of a 23.7% increase in billable headcount and an increase in contractors as well as higher SG&A expenses. Sequentially, revenues increased $7.1 million or 9.2%, primarily due to increased demand for M&A-related second request services. Adjusted segment EBITDA increased $4.8 million sequentially.

Of note, the Technology segment had one large M&A-related second request client engagement in the quarter that accounted for 10.6% of segment revenues. This engagement both ramped up and largely concluded in the third quarter.

Revenues in the Strategic Communications segment of $72.4 million increased 4.3% compared to the prior year quarter. Excluding FX, revenues increased 12.2%. The increase in revenues was largely due to higher demand for corporate reputation services primarily driven by crisis communications work compared to the prior year quarter. Adjusted segment EBITDA of $12.9 million or 17.9% of segment revenues compared to $15.5 million or 22.3% of segment revenues in the prior year quarter.

Adjusted segment EBITDA declined year-over-year as the increase in revenues was more than offset by higher compensation, which includes the impact of a 16.4% increase in billable headcount and higher SG&A expenses compared to the prior year quarter. Sequentially, revenues in the Strategic Communications were flat. Excluding FX, revenues increased $2.9 million or 4%.

Let me now discuss free cash flow and balance sheet items. We generated net cash from operating activities of $128.3 million, which decreased by $68.7 million compared to $196.9 million in the third quarter of ‘21. The year-over-year decrease was largely due to higher compensation primarily related to headcount growth as well as a decrease in cash collections compared to the same period in the prior year.

We generated free cash flow of $115 million in the quarter. Total debt net of cash of a negative debt position of $10.8 million at September 30, 2022, compared to a negative debt position of $1.3 million at September 30, 2021, and positive $60.5 million at June 30, 2022. The sequential decrease in total debt net of cash was due to an increase in cash and cash equivalents.

During the quarter, we repurchased 127,791 shares at an average price per share of $159.87 for a total cost of $20.4 million. At the end of the quarter, we had approximately $143.5 million remaining available for share repurchases under our current authorization.

Turning to our guidance. With the passage of 3 quarters, while remaining within the bands of our previously provided guidance, we are tightening our full year 2022 guidance ranges for revenues and EPS. We expect revenues to range between $2.965 billion and $3.025 billion, which compares to the previous range of between $2.92 billion and $3.045 billion. We expect EPS to range between $6.40 and $6.80, which compares to the previous range of between $6.40 and $7.20. We do not currently expect adjusted EPS to differ from EPS.

Our updated guidance is shaped by 5 key considerations. First, with 3 quarters behind us, it is appropriate to narrow the range of possibilities. Second, though we have seen sequential increases in restructuring work in U.S., Asia and Australia the last several quarters, the rate of this increase or pickup has been moderate. We don’t expect this to change significantly at least this year.

Third, M&A-related activity is seeing a downward trend. And in the third quarter, we saw an associated decrease in demand for such services in both our Economic Consulting segment and our transactions business in Corporate Finance & Restructuring. Fourth, there are significant compensation-related pressures in our business. Lastly, the fourth quarter is typically a weaker quarter for us because of a seasonal business slowdown and vacations at the end of the year.

Before I close, I want to reiterate 4 key themes that underscore the strength of our company. First, as Steve said, the fragility and the dislocation of the world economy result in expanded market opportunities for FTI. Second, more so than ever before, we are investing in talent. Our franchise has never been better positioned to support our clients as they navigate complex challenges and opportunities. Third, our culture, which nourishes diversity and inclusion, is increasingly being recognized for attracting the best talent. And finally, our balance sheet remains strong and provides us the ability to grow shareholder value through organic growth, share buybacks and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question today comes from Andrew Nicholas from William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

I wanted to start with restructuring, perhaps and surprisingly. You talked about seeing a moderate pickup quarter-over-quarter and having seen the past several quarters, but not expecting a major acceleration in the fourth quarter. Is there — is kind of the cadence of the signing of this restructuring market any different than maybe what you would have expected or what you’ve seen in prior kind of cyclical rebound in that business? Or any just thoughts on that cadence and looking ahead to next year?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I’ll give my view and then feel free to disagree if you have a different view. I mean it’s something we talk about a lot in here. I think — look, I think the history never is a perfect guide to anything certainly in our business, and I think maybe in general in the world. I would say my sense is this is unfolding slower than at least so many people would have expected, and they have unfolded slower than many times in the past.

There are multiple reasons for that. I think, first of all, certainly, in Europe, there’s still governmental pressures to make sure that banks don’t foreclose because there’s just a lot of fragility in the economy, and people are worried about — yes, they have to clean up balance sheets at some point, but there are wars going on. And there’s a lot of issues going on in Europe. So I think there are some headwinds that may not have been in other cycles.

So also, the last x years, the covenants have become extraordinarily light in a whole lot of loans. And that really does affect the creditor side business. It affects how quickly banks or lenders can actually trigger a reexamination. It doesn’t necessarily affect the company side work, but it does affect the creditor side work in a big way. In the U.S., where both company side and creditor side, in many places around the world, we are primarily creditor side.

So I think this is certainly unfolding slower than, I think, many people in our firm and elsewhere expected. And I think that’s kind of a realization, and I think it may continue to unfold slower than many people expect.

I do not believe the need for restructuring over-leveraged balance sheets has gone away permanently. And so you hear both of those themes in Ajay’s and my comments. But it can — it may — this may be — I’m trying to think of a baseball analogy. It’s certainly not — there’s not 100-mile fast ball. There are some (inaudible) pitches out there. This is a slowly unfolding scenario, at least as we currently see it. Does that talk to your question, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Yes. No, that’s helpful. And then maybe as my follow-up, switching over to FLC. Obviously, utilization ticked down, I believe, quarter-over-quarter. It’s still solidly below pre-pandemic levels. At the same time, it does appear that you guys are continuing to hire pretty aggressively there. I would imagine that speaks to your conviction in utilization and demand trends picking back up. But if you could kind of walk through that thought process and your outlook there, that’d be helpful.

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. No. Thanks for the question. Yes. Look, it’s somewhat — look, absolutely, we are long term quite bullish on all our businesses. But yes, on FLC, the long-term trajectory of FLC and some parts of FLC are actually performing quite well right now. If we were willing to whipsaw hiring based on current business, we would probably be — headcount lower here because some places in FLC are short from where we expected them to be.

But you don’t hire just based on the quarterly results. You hire based on, a, availability of talent; and b, actually, the thing is the first year consultants of today are your senior directors of a few years from now and your managing directors. I sometimes analogize this to a scotch business. You take 6 years to grow the fabulous scotch, 6-year scotch. It takes 12 years to get great raw materials, season it in the right environment to get 12-year scotch. And we’re in the business not just in this quarter. We’re in the business of developing fabulous 6- and 12-year-old scotch, fabulous managing directors and senior managing directors.

And so yes, I don’t think you say the hiring — the fact that we’re continuing to hiring means we expect an immediate rebound in every business that is slow right now, but we do have — but — because we have those multiple objectives. But if you’re asking me whether I have long-term confidence in that business, absolutely, I do.

Operator

Our next question comes from Tobey Sommer from Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

From a multiyear perspective, where do you think we are in the journey of geographic expansion for the firm? And maybe not in entirety, but sort of major countries that you might want to have a presence in or flesh out a presence in. And I’m asking from a perspective of trying to understand and anticipate when the incremental infrastructure investment that accompanies that may sort of peak crescendo and then moderate allowing for a tailwind to profitability.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

No, that’s a great question. So look, I think there’s a couple of different ways to look at that. Let me talk about 3 different ways to look at the same question. First of all, I don’t believe we need to be in any additional countries in order to grow this company extraordinarily over the next while. And we have growth opportunities in the U.S.

We have — yes, we’re in France, Germany, I mean, all the countries I mentioned, but we have extraordinary opportunities to fill those countries out. We have the landing team on the ground. And we haven’t — we are nowhere near as big in those countries as we need to be. And so we don’t need to have — to meet growth aspirations that Ajay has or — for shareholders, we don’t need to be in other countries.

I think the reality in professional services, though, is it’s just — there’s always — and we’re in the major — most of the major geographies at this. I mean your G7, G whatever you want to call it. I think the reality in professional services, though, is as you continue to succeed, there’s spillover. You have people who are great in Germany who know people in Switzerland. You have people in the Middle East who know people in other parts of the Middle East. You have — and that’s the nature.

If you look at any great professional services firm, as they grow, even if they didn’t have to go into those other countries, you do extend into to other countries. Many of them you treat as adjuncts to your existing companies, so you don’t have to build out the entire infrastructure, if they’re right next door and you can — and do that. But — so I think we don’t have to be in 30 more countries in 5 years, whether we are in a bunch more countries, I suspect we will be. But without the sort of infrastructure that Germany or France, Middle East, in Italy, all those — the major countries would — will require. Does that help a little bit?

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It does. So let me follow up, if I could. From a peak investment in infrastructure, at least on an incremental basis, not absolute dollars, of course, are we somewhere in the peak process without trying to call a quarter or within a peak 4, 6-quarter period for that based on the bigger countries where you do require infrastructure and don’t have this sort of adjunct capability and sort of optimal setup?

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

No. No, Tobey. We are not in our — for example, take in Germany. I would not say we are in our peak infrastructure in Germany in the back office right now from it. We are early in our development there, but we have shared service centers in various other locations. And I do not expect that we will replicate everything that we have in our shared service centers in every geography either. So in aggregate, you should see diminishing percentages, but in each — in terms of nonbillable headcount growth. But in each specific country, we are in early stages.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Let me make that come alive a little bit. I mean we have hired fabulous people in Germany. If we don’t have a website in German, if we don’t have contracts in German, we don’t have contracts that actually conform with German law, those professionals are handicapped, and they actually don’t feel emotionally supportive. But Americans don’t automatically — or folks in the U.K. don’t automatically know the nuance of employment law in Germany or France or — and so we — if part of the commitment to grow out for those countries is to put infrastructure, not luxurious infrastructure — we’re not serving caviar every day, but putting the basic infrastructure in place to support professionals who are building our business. And we have started that process, but certainly in the countries we’re in today, it’s not peaked. Is that — I think that’s consistent with what you said, Ajay.

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

Yes.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

And then if I could ask another question about hiring, if you could describe it from a few angles at the most — upper middle to most senior levels, what have the trends been, internal promotions and contrast that laterals and maybe comment on the extent to which the brand and/or external market changes are triggering the phone to ring a little bit more?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

No, I think that’s a continuation of where we’ve been, Tobey. It’s — that’s one of the most gratifying parts of the job, both sides of that. I mean sometimes when you get the phone ringing externally, people think, oh, so there’s not going to be promotions, and that’s not the case. The phone continues to ring externally in many more places around the world than it once did. But we’ve also had absolute record promotion internally. And I don’t — Mollie can probably dig out with the numbers and give you that. I think we do publish those numbers, right?

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Yes.

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So we can get you those numbers. But it’s a really great thing. I had a conversation yesterday with the women’s team, that’s a — it’s a group of very talented women who are just — either just at the Managing Director level or have been there for a while who are very high potential. And you just look at them, you talk to those folks and you — to say, wow, the potential for us to continue to grow is just there from internally. And so that is something one of the source of my bullishness, Tobey. So far, both sides of that are really, really fabulous. Did that respond?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It did. Yes. Do you have a current sort of modern day example of a new service line exiting ‘22 into ‘23 that you expect to be a contributor and something we talk about akin to adjacencies that you’ve launched during your tenure in previous years?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, we have lots of them. I mean every quarter, I sit down with every segment, and we talk about where we are with our core businesses, where we are with core geographies, which geographies do we think we can extend into, which adjacencies are we investing in, have the adjacencies been proving out, do we want to double down investment and are there new adjacencies?

And so with Sophie, I talk about e-discovery. I talked about our thrust to not only broaden our law firm relationships in the U.S., but also our corporate relationships in the U.S. The equivalent in the markets that we’re now in, in Europe where we weren’t there, but also new services that we’ve done, information governance, which ties to our corporate offering.

Most recently, the ExCo has been talking about blockchain and crypto where there’s a lot of people in the world who can spout like me, who can spout what you read in an article about blockchain and crypto. We happen to have people internally who have testified in some of the biggest trials, fraud trials, valuation trials, who understand — built blockchain and crypto businesses and who can actually be value-added in there. And so we’re scaling that business up, too, because there’s a lot of people who can talk about it. There are a few of us — a few folks who can actually do it. So it is a constant conversation, and I don’t think I want to competitively list all the areas where...

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

The one additional one that we — is ESG. Okay. Sure. We are the firm that helps companies make their major transitions and why is ESG ever a transition. So we have a full court press and tremendous capabilities there.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

And we have tremendous capabilities in various segments. And I don’t know — do we publicly announce the fact that we refy that under a leader to make sure we’re bringing the entire firm because strategic communications around this is different than helping somebody get their emissions in line. But there’s value in bundling those together. So we asked a woman in our organization, very (inaudible) to coordinate that across the firm very recently. So those are a couple of examples. Does that help, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Yes. Very generous. I have one last question. Can you double the size of the firm?

OCTOBER 27, 2022 / 1:00PM, FCN.N - Q3 2022 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. I mean we can double the size of the firm. Can we double the size of the firm while I’m still CEO? Maybe. Maybe. But this firm’s potential is enormous. We are — I think somebody like me said something I still believe we are closer to the beginning of this journey than we are to the end. Any other questions?

Operator

And ladies and gentlemen...

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me just say — thanks, moderator. Let me just say thank you all again for your continued attention and support for our firm. We really appreciate it. And if you have further questions, please reach out to Mollie or Ajay. Thank you for attending today.

Operator

And ladies and gentlemen, with that, we’ll conclude today’s conference call and presentation. We do thank you for joining. You may now disconnect your lines.

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